UNITED STATES
SECURITIES EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

GZ6G TECHNOLOGIES CORP
(Exact name of registrant as specified in its charter)

Nevada	20-0452700
(State of incorporation or organization)	(IRS Employer or Identification No.)

1 Technology Drive, Building B, Suite B123 Irvine, California 92618
(Address of principal executive offices) (Zip code)
Securities to be registered pursuant to Section 12(b) of the Act: None

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box [  ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box [X]

Securities Act registration statement file number to which this form relates: File No. 333-262329 (if applicable)

Securities to be registered pursuant to Section 12(g) of the Act: common stock, $0.001 par value

Item 1. Description of Registrant’s Securities to be Registered.

A description of the common stock to be registered hereunder is contained in the section entitled “Description of Securities” in the Prospectus included in GZ6G Technologies Corp (the “Company”) Registration Statement on Form S-1 (Registration No. 333-262329) initially filed with the Securities and Exchange Commission on January 25, 2022, and Effective on May 11, 2022 (the “Registration Statement”). This information is incorporated herein by reference. Any form of prospectus or prospectus supplement to the Registration Statement that includes such descriptions and that are filed subsequently to the Registration Statement are hereby also incorporated by reference herein.

The Company is authorized to issue 500,000,000 shares of common stock, par value $0.001 per share, of which 27,414,569 shares are issued and outstanding as of June 8, 2022.  Each holder of shares of our common stock is entitled to one vote for each share held of record on all matters submitted to the vote of shareholders, including the election of directors.  The holders of shares of common stock have no preemptive, conversion, subscription, or cumulative voting rights.  There is no provision in our Articles of Incorporation or By-laws that would delay, defer or prevent a change of control.

Item 2.  Exhibits

The following Exhibits are incorporated herein by reference from the Registrant’s Form S-1 Registration Statement filed with the Securities and Exchange Commission, SEC File Number 333-262329, on January 25, 2022.  Such Exhibits are incorporated herein by reference pursuant to Rule 12b-32:

10.9	Securities Purchase Agreement between Mast Hill Fund, L.P. and GZ6G Technologies Corp. dated November 3, 2021
10.10	Promissory Note issued to Mast Hill Fund, L.P. dated November 3, 2021
10.11	Common Stock Purchase Warrant issued to Mast Hill Fund, L.P. dated November 10, 2021
10.12	Amendment to Common Stock Purchase Warrant issued to Mast Hill Fund, L.P. dated December 7, 2021
10.13	Registration Rights Agreement between Mast Hill Fund, L.P. and GZ6G Technologies Corp. dated December 16, 2021
10.14	Finder's Fee Agreement between GZ6G Technologies Corp. and J.H. Darbie & Co. Inc. dated November 7, 2021
10.15	Common Stock Purchase Warrant issued to J.H. Darbie & Co. Inc. dated November 19, 2021
10.16	Securities Purchase Agreement between Talos Victory Fund LLC and GZ6G Technologies Corp. dated December 16, 2021
10.17	Promissory Note issued to Talos Victory Fund LLC dated December 16, 2021
10.18	Common Stock Purchase Warrant issued to Talos Victory Fund LLC dated December 16, 2021
10.19	Registration Rights Agreement between Talos Victory Fund LLC and GZ6G Technologies Corp. dated December 16, 2021
10.20	Engagement Agreement between GZ6G Technologies Corp. and Carter, Terry & Company dated December 8, 2021

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities and Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

GZ6G TECHNOLOGIES CORP

Date: June 9, 2022	By:	/s/William Coleman Smith
William Coleman Smith
Chief Executive Officer